Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Second Quarter and Year-to-Date Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	August 9, 2011
PMC Commercial Trust (NYSE Amex: PCC) announced second quarter and year-to-date financial results today.
Our income from continuing operations during the second quarter of 2011 was $1,235,000 ($0.12 per share) which is our 70th consecutive quarterly profit since commencing operations in December 1993. These earnings represented a 0.7% increase from our second quarter 2010 income from continuing operations of $1,226,000 ($0.12 per share) and a 9.9% increase from our first quarter 2011 income from continuing operations of $1,124,000 ($0.11 per share). Our 2011 year-to-date income from continuing operations decreased to $2,359,000 ($0.22 per share) from $2,493,000 ($0.24 per share) during the six months ended June 30, 2010, representing a 5.4% decrease.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We are pleased to report our 70th consecutive profitable quarter. While earnings continue to be impacted by the continued low level of interest rates, approximately 80% of our portfolio yield is tied to variable rates which can provide us with substantial upside revenue potential when rates rise.
“We are all aware of how the economy has affected business over the last several years. Despite this challenging economic environment, we have created value through patient management of our commercial real estate loan portfolio. By being proactive in identification of problematic situations, we have created solutions which enabled PMC to strengthen collateral positions while not compromising principal recoveries. When foreclosure and resale have become our only alternative, weak commercial property demand has hampered our efforts to sell our REO.
“As our portfolio is predominantly comprised of loans to hospitality operators, we are reassured by recent lodging industry forecasts which anticipate continued positive trends. However, we are anticipating that it will be a slow recovery for the hospitality industry. We are optimistic that these trends will continue and 2011 will be a year of positive portfolio performance.
“As a result of the continued lack of liquidity in the marketplace, we are maintaining our emphasis on SBA 7(a) lending. In addition, we received commitments for $15 million of SBIC debentures. Combined with the recent amendment to our revolving credit facility, we now have more flexibility in the loan programs we are able to offer. While we delayed committing to non-SBA 7(a) loan fundings until these liquidity sources were in place, resulting in a light volume for the first half of 2011, we continue to anticipate $40 million to $50 million of fundings in 2011.”

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
Interest Rate Sensitivity
•	Approximately 80% of our retained loans at June 30, 2011 were variable rate (60% LIBOR based and 20% prime rate based).
•	LIBOR and prime rates have remained stable since the beginning of 2010.
Financial Position
•	Our total assets remained relatively unchanged at $252.8 million at June 30, 2011 compared to $252.1 million at December 31, 2010 and $257.4 million at June 30, 2010.
•	Our retained loan portfolio remained relatively unchanged at $234.1 million at June 30, 2011 compared to $234.9 million at December 31, 2010 and $239.2 million as of June 30, 2010.
•	Our serviced loan portfolio increased slightly to $287.5 million at June 30, 2011 compared to $284.5 million at December 31, 2010.
Portfolio Information
•	During the six month ended June 30, 2011, we originated $12.9 million of SBA 7(a) loans compared to $22.7 million during the first six months of 2010.
•	Our pipeline of outstanding loan commitments was $18.7 million at June 30, 2011 compared to $16.5 million at December 31, 2010.
•	We anticipate our 2011 fundings to be between $40 million and $50 million.
•	Our loan loss reserves have been increased and were $1,860,000 at June 30, 2011 compared to $1,609,000 at December 31, 2010 and $1,200,000 at June 30, 2010.
Liquidity
•
Our $30 million revolving credit facility was amended and as extended matures on June 30, 2014. Borrowings under the facility are now unsecured. The interest rate was reduced by 50 basis points to prime less 50 basis points or the 30 day LIBOR plus 2%, at our option.

•
The total amount available under the facility of initially $30 million is subject to increase as follows: (1) on January 1, 2012, the $30 million would automatically increase by $5 million to $35 million and (2) on January 1, 2013, the $30 million or $35 million (as applicable at the time) would automatically increase by $5 million to $35 million or $40 million, as applicable, provided there is no event of default or potential default on these dates and the non-performing loan ratio, as defined, is not more than 20% on these dates.

•
During June 2011 we received commitments from the SBA for $15 million in SBIC debentures. We are currently marketing SBIC loans and anticipate drawing down these debentures, subject to SBA approval, as these loans are funded.

Modified Cash
As a REIT, our earnings are typically used to fund our dividends. Since operating cash flows also include lending activities, it is necessary to adjust our cash flow from operating activities for our lending activities to determine coverage of our dividends from operations. Therefore, we adjust net cash flow from operating activities to “Modified Cash.” Management believes that our modified cash available for dividend distributions (“Modified Cash”) is a more appropriate indicator of operating cash coverage of our dividend payments than cash flow from operating activities. Modified Cash is calculated by adjusting our cash flow from operating activities by (1) the change in operating assets and liabilities and (2) loans funded, held for sale, net of proceeds from sale of guaranteed loans and principal collected on loans (“Operating Loan Activity”). Modified Cash is one of the measurements used by our Board of Trust Managers in its determination of dividends and their timing. In respect to our dividend policy, we believe that the disclosure of Modified Cash adds additional transparency to our dividend calculation and intentions. However, Modified Cash may differ significantly from dividends paid due to timing differences between book income and taxable income and timing of payment of dividends to eliminate or reduce Federal income taxes or excise taxes at the REIT level.

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
The following reconciles net cash used in operating activities to Modified Cash:

	Six Months Ended
	June 30,
	2011	2010
	(In thousands)
Net cash used in operating activities	$(2,645)	$(15,773)
Change in operating assets and liabilities	872	(1,166)
Operating Loan Activity	4,728	19,826

Modified Cash	$2,955	$2,887

Dividends
•	In 2011, regular quarterly dividends on our common shares of $0.16 per share were declared in both March and June and paid in April and July.
•	Since inception in 1993, we have paid $174.4 million in dividends or $23.48 per common share.
Financial Position Information

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2011	2011	2010	2010	2010
	(In thousands, except per share information)
Loans receivable, net	$232,292	$233,443	$233,218	$231,326	$237,882
Total assets	$252,801	$251,580	$252,127	$250,523	$257,372
Debt	$95,510	$93,447	$92,969	$90,881	$97,045
Total equity	$149,652	$149,881	$150,560	$151,623	$151,897
Shares outstanding	10,575	10,570	10,560	10,560	10,558
Net asset value per share	$14.15	$14.18	$14.26	$14.36	$14.39

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Six Months Ended June 30,
	2011	2010	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$6,756	$6,715	1%
Other income	1,147	675	70%

Total revenues	7,903	7,390	7%

Expenses:
Interest	1,930	2,000	(4%)
Salaries and related benefits	2,216	1,911	16%
General and administrative	1,048	1,212	(14%)
Provision for (reduction of) loan losses, net	379	(98)	(487%)

Total expenses	5,573	5,025	11%

Income before income tax benefit and discontinued operations	2,330	2,365	(1%)

Income tax benefit	29	128	(77%)

Income from continuing operations	2,359	2,493	(5%)

Discontinued operations	(104)	8	NM

Net income	$2,255	$2,501	(10%)

Basic weighted average shares outstanding	10,566	10,549

Basic and diluted earnings per share:
Income from continuing operations	$0.22	$0.24
Discontinued operations	(0.01)	—

Net income	$0.21	$0.24

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2011	2011	2010	2010	2010
	(In thousands)
Revenues:
Interest income	$3,389	$3,367	$3,339	$3,483	$3,498
Other income	458	689	431	820	437

Total revenues	3,847	4,056	3,770	4,303	3,935

Expenses:
Interest	957	973	974	1,042	1,011
Salaries and related benefits	1,099	1,117	1,030	986	970
General and administrative	544	504	506	450	644
Provision for loan losses	66	313	252	487	104

Total expenses	2,666	2,907	2,762	2,965	2,729

Income before income tax benefit (provision) and discontinued operations	1,181	1,149	1,008	1,338	1,206

Income tax benefit (provision)	54	(25)	99	(96)	20

Income from continuing operations	1,235	1,124	1,107	1,242	1,226

Discontinued operations	104	(208)	(518)	(35)	(3)

Net income	$1,339	$916	$589	$1,207	$1,223

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
Taxable Income
REIT Taxable Income:
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)

Net income	$1,339	$1,223	$2,255	$2,501
Book/tax difference on gains related to real estate	(683)	(2)	(235)	387
Book/tax difference on amortization and accretion	(17)	(25)	(33)	(51)
Loan valuation	(41)	(361)	147	(558)
Impairment losses	209	—	209	—
Other book/tax differences, net	4	(100)	34	(154)

Subtotal	811	735	2,377	2,125

Adjustment for TRS net loss, net of tax	128	60	100	293

REIT taxable income	$939	$795	$2,477	$2,418

Distributions declared	$1,692	$1,690	$3,383	$3,378

Weighted average common shares outstanding	10,571	10,550	10,566	10,549

PMC COMMERCIAL TRUST	Earnings Press Release	August 9, 2011
Combined Taxable Income:
Primarily as a result of the timing differences for gain recognition on Secondary Market Loan Sales, our combined REIT taxable income and TRS’s taxable income (net of current income tax expense) is materially different than our net income. The following table reconciles our net income to our Adjusted Taxable Income, Net of Current Tax Expense:

	Six Months Ended June 30, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$2,255	$2,355	$(100)
Book vs. tax timing differences	815	122	693 (1)

Taxable income	3,070	2,477	593
Special item (2)	(448)	(448)	—

Taxable Income, adjusted for special item	2,622	2,029	593
Current income tax expense	(202)	—	(202)

Adjusted Taxable Income, Net of Current Tax Expense	$2,420	$2,029	$391

	Six Months Ended June 30, 2010
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$2,501	$2,794	$(293)
Book vs. tax timing differences	1,011	(376)	1,387 (1)

Taxable income	3,512	2,418	1,094
Current income tax expense	(374)	—	(374)

Adjusted Taxable Income, Net of Current Tax Expense	$3,138	$2,418	$720

(1)	Includes $690,000 and $1,858,000 of timing differences during 2011 and 2010, respectively, related primarily to Secondary Market Loan Sales.

(2)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.
Adjusted Taxable Income, Net of Current Tax Expense is defined as reported net income, adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income, Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.
Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.